Exhibit 99.1

Company:	National Bancshares Corporation
OTC Bulletin Board — NBOH
Contact:	David C. Vernon
President and CEO
Address:	112 West Market Street
Orrville, Ohio 44667
Phone:	330-682-1010
Fax:	330-684-2154
For Immediate Release: July 26, 2007
NEWS RELEASE
National Bancshares Corporation Announces Second Quarter Earnings
Orrville, Ohio — National Bancshares Corporation, the holding company for First National Bank, reported net income of $314,000 for the quarter ended June 30, 2007. The second quarter 2007 earnings compares to $159,000 for the same period in 2006. Earnings per share for the second quarter of 2007 and 2006 were $0.14 and $0.07.
Net interest income for the quarter ended June 30, 2007, was $2,758,000, an increase of 1.4% from $2,721,000 for the same period in 2006. Net interest income was impacted by both an increase in the yields on earning assets and an increase in the cost of funds. Noninterest income for the quarter ended June 30, 2007, increased 12.2% from $378,000 in 2006 to $424,000 in 2007. Noninterest expense for the second quarter of 2007 was $2,821,000, a decrease of 5.2% from $2,976,000 for the same period in 2006. The decrease in noninterest expense was due primarily to a reduction in salaries and employee benefits and marketing expenses.
Total assets increased to $317,563,000 as of June 30, 2007, from $308,358,000 at December 31, 2006. On June 29, 2007, a customer deposited $11.6 million with the Bank and subsequently transferred those funds from the Bank in July. Loans, net of the allowance for loan losses increased to $186,019,000 as of June 30, 2007, compared to $184,481,000 at December 31, 2006.
National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio with thirteen banking offices in Orrville, Massillon, Wooster, Apple Creek, Dalton, Kidron, Lodi, Mt. Eaton, Seville and Smithville.
Forward-Looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those indicated by the forward-looking statements. These include factors such as changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. The Company assumes no obligation to update any forward-looking statement.

Selected Consolidatd Financial Data
Balance Sheet Data:
dollars in thousands

	June 30,	March 31,	December 31,
	2007	2007	2006
Cash and cash equivalents	$30,026	$20,498	$18,775
Securites available for sale	82,590	79,219	86,000
Loans, net	186,019	184,148	184,481
Deposits	257,016	247,920	247,681
Repurchase agreements	9,047	7,788	7,902
Federal Home Loan Bank advances	14,000	14,000	14,000
Shareholders’ equity	34,050	34,605	34,680
Total assets	317,563	307,559	308,358
Income Statement Data
dollars in thousands, except per share data

	Three months ended
	June 30,	June 30,
	2007	2006	Change
Interest income	$4,542	$4,187	8.5%
Interest expense	1,784	1,466	21.7%

Net interest income	2,758	2,721	1.4%
Provision for loan losses	—	—	0.0%

Net interest income after provision for loan losses	2,758	2,721	1.4%
Noninterest income	424	378	12.2%
Noninterest expense	2,821	2,976	-5.2%

Income before income taxes	361	123	193.5%
Income taxes	47	-36	nm

Net income	$314	$159	97.5%

Earnings per share
Basic	$0.14	$0.07

Diluted	$0.14	$0.07

Weighted average shares outstanding	2,234,488	2,234,488

	Six months ended
	June 30,	June 30,
	2007	2006	Change
Interest income	$8,894	$8,352	6.5%
Interest expense	3,494	2,736	27.7%

Net interest income	5,400	5,616	-3.8%
Provision for loan losses	27	—	nm

Net interest income after provision for loan losses	5,373	5,616	-4.3%
Noninterest income	835	812	2.8%
Noninterest expense	5,493	5,693	-3.5%

Income before income taxes	715	735	-2.7%
Income taxes	114	68	67.6%

Net income	$601	$667	-9.9%

Earnings per share
Basic	$0.27	$0.30

Diluted	$0.27	$0.30

Weighted average shares outstanding	2,234,488	2,234,488

nm — not meaningful